Exhibit 99.1
VOLCANO CORPORATION ANNOUNCES PRICING OF
COMMON STOCK OFFERING
     (SAN DIEGO, CA), October 17, 2007—Volcano Corporation (NASDAQ: VOLC) announced today the pricing of its public offering of 7,000,000 shares of its common stock at a price of $16.25 per share. All of the shares are being offered by Volcano. Volcano has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock to cover over-allotments, if any. The offering is expected to close on October 23, 2007, subject to the satisfaction of customary closing conditions.
     J.P. Morgan Securities Inc., Banc of America Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers for the offering, with Bear, Stearns & Co. Inc. acting as co-manager. Information about the offering is available in the prospectus supplement and accompanying prospectus for the offering filed with the Securities and Exchange Commission.
     Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting J.P. Morgan Securities Inc., Prospectus Library, Four Chase Metrotech Center, CS Level, Brooklyn, NY 11245; Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, Third Floor, New York, N.Y. 10001; or Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402.
      A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Volcano Corporation offers a broad suite of devices designed to facilitate endovascular procedures and enhance the diagnosis of and guide therapies for vascular and structural heart diseases
     This press release contains “forward-looking” statements, including statements related to Volcano’s plans to complete a public offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Volcano’s results to differ materially from those indicated by these forward-looking statements, including risks and uncertainties related to satisfaction of the public offering’s customary closing conditions, as well as other risks detailed from time to time in Volcano’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Volcano does not undertake any obligation to update forward-looking statements.

Contacts:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(916) 638-8008
or
Neal B. Rosen
Ruder-Finn West
(415) 692-3058